Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Rockwell Medical Inc. and Subsidiaries (the “Company”) on Forms S-3 (Registration No.’s 333-228437, 333-227363, 333-135872, 333-148601, and 333-160710) and S-8 (Registration No.'s 333-227365, 333-66791, 333-126627, 333-135896, 333-146817, 333-176524, 333-153046, 333-160135, 333-169003, 333-182043, 333-189586, 333-196752, and 333-204653) of our report dated March 16, 2020 (which report includes an emphasis of a matter paragraph due to the Company’s adoption of a new accounting standard on Topic 842 - Leases) with respect to our audits of the consolidated financial statements of Rockwell Medical Inc. and Subsidiaries as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, and our report dated March 16, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of the Company as of December 31, 2019, which reports are included in this Annual Report on Form 10-K of Rockwell Medical Inc. and Subsidiaries for the year ended December 31, 2019. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum LLP
Marcum LLP
Chicago, IL
March 16, 2020